UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY EAST CORPORATION	New York	14-1798693
ENERGY EAST CAPITAL TRUST II	Delaware	14-6209165
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

52 Farm View Drive New Gloucester, Maine 04260-5116 (207) 688-6300 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ROBERT D. KUMP
Senior Vice President and Chief Financial Officer
Energy East Corporation
52 Farm View Drive
New Gloucester, Maine 04260-5116
(207) 688-6300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Not Applicable (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company

DEREGISTRATION OF SECURITIES

          Energy East Corporation ("the Company") is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3, Registration No. 333-106292 and 333-106292-01, dated June 19, 2003 (the "Registration Statement"), pertaining to the sale of an indeterminate amount of the Company's common stock, preferred stock, senior debt securities and junior subordinated debt securities and an indeterminate number of trust preferred securities of Energy East Capital Trust II, which may be sold from time to time in one or more offerings of one or more series up to a total dollar amount of $1,005,000, as described in a supplemental prospectus.

          On September 16, 2008, pursuant to an Agreement and Plan of Merger dated as of June 25, 2007, by and among the Company, Iberdrola, S.A. and Green Acquisition Capital, Inc., a wholly-owned subsidiary of Iberdrola, Green Acquisition Capital merged with and into the Company, with the Company being the surviving entity and becoming a wholly-owned subsidiary of Iberdrola. The Company intends to file a certification and notice of termination on Form 15 with respect to the Company's shares of common stock, par value $0.01 per share.

          Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the securities that remain unsold under the Registration Statement.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of New Gloucester, State of Maine, on September 17, 2008.
ENERGY EAST CORPORATION (Registrant) By /s/ Robert D. Kump Name: Robert D. Kump Title: Senior Vice President and Chief Financial Officer